EXHIBIT 5.1
December 22, 2005

Smith & Wesson Holding Corporation
2100 Roosevelt Avenue
Springfield, Massachusetts 01104

Re:	Registration Statement on Form S-3 Smith & Wesson Holding Corporation
Ladies and Gentlemen:
     We have acted as legal counsel to Smith & Wesson Holding Corporation, a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 described herein (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about December 22, 2005 under the Securities Act of 1933, as amended. The Registration Statement relates to the resale of 6,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) and 1,320,000 shares of the Company’s common stock issuable upon the exercise of warrants (the “Warrant Shares”). The Shares and, upon issuance, the Warrant Shares may be sold from time to time by certain of the Company’s stockholders (the “Selling Stockholders”).
     With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, of the Registration Statement and such other corporate records of the Company, agreements and other instruments, and certificates of public officials and officers of the Company, as we have deemed necessary as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon statements of officers of the Company.
     Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that (a) the Shares and the Warrant Shares have been lawfully and duly authorized, (b) the Shares have been validly issued and are fully paid and nonassessable, and (c) the Warrant Shares, when issued upon exercise in accordance with the respective warrants, will be validly issued, fully paid, and nonassessable.
     We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Nevada. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.
     We hereby expressly consent to any reference to our firm in the Registration Statement, to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency.

Very truly yours,
/s/ Greenberg Traurig, LLP

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